EXHIBIT O

                              DIGITAL FUSION, INC.

                      NON-QUALIFIED STOCK OPTION AGREEMENT


                  AGREEMENT made as of the 21st day of July 2005 between Digital Fusion, Inc. ("DFI"), which has a principal place of business at 4940-A Corporate Drive, Huntsville, Alabama 35805 and G. Stewart Hall ("Participant"). Capitalized terms in this Agreement not defined herein shall have the meanings specified in the Digital Fusion, Inc. 2000 Stock Option Plan (the "Plan") unless the context otherwise requires.

                              W I T N E S S E T H:

                  1. GRANT OF OPTIONS. DFI hereby grants to Participant as of July 21, 2005 ("Date of Grant") Non-Qualified Stock Options ("Options") to purchase 2,500 shares of Stock of DFI ("Shares") at $2.375 per Share ("Exercise Price"), subject to the terms and conditions of the Plan and the terms and conditions contained herein.

                  2. VESTING; FORFEITURE AND CANCELLATION; EXERCISABILITY.

          (a) VESTING. With respect to the Options granted hereby, one hundred percent (100%) shall vest and be exercisable by the Participant immediately. Additionally, the Committee may, in its discretion, accelerate the period during which Options vest and become exercisable.

          (b) FORFEITURE AND CANCELLATION.

                           (i) Upon  Participant's  termination of service to or
employment by the Company, death or Disability, all non-vested Options shall be forfeited. An individual who is providing services to or is employed by a subsidiary or affiliate of DFI shall be deemed to have ceased providing such services or ceased employment with the Company at such time as DFI and its stockholders own either directly or indirectly less than 50% of the total combined voting power of all classes of stock of such subsidiary or affiliate which are entitled to vote.

                           (ii) The Committee  may, in its sole  discretion,  in
cases involving activities by Participant which would constitute Cause (as hereinafter defined), cancel Options held by Participant, whether or not vested, in whole or in part.

          (c) EXERCISE OF OPTIONS. Options shall not be exercisable until vested. Except as otherwise set forth in the Plan and herein, an Option must in all events be exercised on or before the tenth anniversary of the date of grant of the Option. Vested Options shall only be exercisable by Participant while Participant is in active service to or employment with the Company except: (i) in the case of Participant's death, vested Options may be exercised by the executor or administrator of Participant's estate or Participant's distributee during the six month period commencing on the date of Participant's death; (ii) Participant may exercise vested Options during the six month period commencing on the date of his Disability; and (iii) Participant may exercise vested Options during the three month period commencing on the date of Participant's termination of service or employment by the Company for reasons other than for Cause. For purposes hereof, Cause shall mean: (i) the disclosure or misuse of confidential information or trade secrets; (ii) activities in violation of Company policies; (iii) the violation or breach of any material provision in any employment contract or agreement between Participant and the Company; (iv) engaging in conduct relating to Participant's service or employment with the Company for which either criminal or civil penalties may be sought; and (v) engaging in activities which adversely affect or which are inimical, contrary or harmful to the interests of the Company or its operations. In no event may Options be exercised after the expiration date of the Options.

                  3. TRANSFER RESTRICTIONS. Except as set forth below, Participant may not transfer the Options other than by will or the laws of descent and distribution, and, during Participant's lifetime, the Options shall be exercisable only by Participant. Notwithstanding the foregoing, Participant may transfer the Options to (i) his or her spouse, children or grandchildren (referred to herein as the Participant's "Family Members"), (ii) a trust or trusts for the exclusive benefit of such Family Members, or (iii) a partnership in which such Family Members are the only partners. Any transfer pursuant to this Section 4 shall be subject to the following: (a) there may be no consideration for any such transfer and (b) a written option agreement pursuant to which such Options are granted must be approved by the Committee and must expressly provide for transferability in a manner consistent with this Section
4. Subsequent to the transfer: (i) the transferred Options shall continue to be subject to the terms and conditions set forth herein and (ii) the term
"Participant" shall be deemed to refer to the transferee. The employment or service requirement and the events of death, Disability and termination of service or employment described in Section 2 hereof shall continue to apply with respect to the original Participant, following which the Options shall be exercisable by the transferee only to the extent and for the periods specified in Section 2.

                  4. METHOD OF EXERCISE; RESTRICTION ON ISSUANCE; PAYMENT OF EXERCISE PRICE.

          (a) The Options shall be exercisable by written notice which shall state Participant's election to exercise Options, the method of exercise, the number of Shares in respect of which the Option is being exercised, and such representations and agreements as to Participant's investment intent with respect to such Shares as may be required by the Company. Such written notice shall be signed by Participant and shall be delivered in person or by certified mail to the Secretary of the Company. The written notice shall be accompanied by payment of the Exercise Price. Options shall be deemed to be exercised upon receipt by the Company of such written notice accompanied by the Exercise Price. No Shares will be issued pursuant to the exercise of Options unless such issuance and such exercise comply with all relevant provisions of law and the requirements of any stock exchange or automated quotation system upon which the Stock may then be listed or quoted.

          (b) Payment of the Exercise Price for the number of Shares for which Options are being exercised shall be made:

                  (i)  in cash or by check;

                  (ii) by tender  to the  Company  of  unencumbered
                       shares of Stock owned by Participant having a Fair Market Value, as determined by the Committee, at least equal to the Exercise Price; or

                 (iii) any combination of the foregoing.

                  5. RESTRICTIONS ON EXERCISE. Options may not be exercised if the issuance of Shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or regulation. As a condition to the exercise of an Option, the Company may require Participant to make such representations and warranties to the Company as may in the Company's discretion be required by applicable laws and regulations.


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


                  6. ISSUANCE OF SHARES, FRACTIONAL SHARES. Upon the exercise of an Option, in whole or in part, in the manner and within the time herein provided, the Company shall issue and deliver to Participant the number of Shares with respect to which the Option was exercised. In no event will the Company be required to issue fractional Shares (or cash in lieu thereof) in connection with the exercise of an Option.

                  7. PLAN. These Options are awarded pursuant to the Plan and are subject to all of the terms and conditions of said Plan, which is hereby incorporated herein by reference. Participant acknowledges that Participant has received, read and understands the provisions of the Plan pursuant to which this Agreement is issued and Participant hereby agrees to be bound by the terms and conditions of the Plan.

                  8. WITHHOLDING TAXES. Participant hereby agrees that the Company shall have the right to (i) withhold Shares in such an amount as is sufficient to satisfy withholding of any federal, state or local tax requirements arising as a result of the exercise of an Option or (ii) take such other action as may be necessary or appropriate to satisfy any such withholding obligations. The Committee may determine the manner in which such tax withholding shall be satisfied. The date the Option is exercised shall be the date used for purposes of determining the Fair Market Value of the Shares used to satisfy the required tax withholding. Participant further agrees that Participant, upon demand from the Company, will reimburse the Company in cash for any amounts underwithheld in connection with Participant's exercise of an option.

                  9. EMPLOYMENT.  Participation in the Plan shall not affect the
Company's  right  to  discharge   Participant  or  constitute  an  agreement  of
employment between Participant and the Company.

                  10. NOTICES. All notices required or permitted to be given to Participant hereunder shall be deemed to have been duly given when sent by registered or certified mail, return receipt requested, to Participant's address set forth on the signature page hereof or to such other address of which notice shall have been given to the Company in accordance with this sentence.

                  11. BINDING EFFECT; SUCCESSORS AND ASSIGNS; AMENDMENT.

          (a) This  Agreement  shall be binding upon and inure to the benefit of
the  parties  and  their  successors,   assigns,   heirs,  executors  and  legal
representatives.

          (b) This Agreement may not be modified, amended or changed, except by a written instrument executed by the parties and except that the Company shall have the right to amend this Agreement to make such changes as they deem necessary or appropriate in good faith to include provisions relating to control of the Company, such as "drag along" rights, "tag along" rights, "lock up" or "holdback" provisions in connection with recapitalizations, reorganizations, acquisitions, divestitures, debt financings and public offerings, and "voting agreement" provisions, which the Company deems necessary or appropriate reasonably and in good faith as its business grows so long as such changes or provisions do not unfairly discriminate against Participant.

                  12. INTERPRETATION. Any dispute regarding the interpretation of this Agreement shall be submitted by Participant or by the Company forthwith to the Committee (or if no Committee is then in existence, to the Company's Board of Directors), which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Committee (or the Board) shall be final and binding on the Company and on Participant.

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

                  13. NO RIGHTS AS STOCKHOLDER UNTIL EXERCISE. The Participant shall have no rights as a stockholder with respect to Shares subject to this Agreement until the Participant has exercised and fully paid for the Option in accordance with the terms and conditions set forth herein and the Plan. Except as is expressly provided in the Plan with respect to certain changes in the capitalization of the Company, no adjustment shall be made for dividends or similar rights for which the record date is prior to the date such stock certificate is issued.

                  14. SEPARABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

                  15. LAW GOVERNING. This Agreement shall be construed both as to validity and performance in accordance with, and governed by, the law of the State of Alabama (without regard to any rules or principles of conflicts of laws that might look to any jurisdiction outside of Alabama).

                  16. NO WAIVER. No course of dealing and no delay on the part of any party in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party's rights, powers and remedies. No single or partial exercise of any rights, powers or remedies conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first hereinabove written.

                                     DIGITAL FUSION, INC.


                                     By:       /S/ ROY E. CRIPPEN, III
                                              --------------------------
                                              Roy E. Crippen, III
                                              Chief Executive Officer


                                     PARTICIPANT

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                                     Print Name

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                                     Street Address

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                                     City, State and Zip Code


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